Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 25, 2017

Registration Statement No. 333-221074

Camping World Holdings, Inc.

6,700,000 Shares of Class A Common Stock

The following information supplements the Preliminary Prospectus dated October 23, 2017 (the “Preliminary Prospectus”).

Company:	Camping World Holdings, Inc.

Class A common stock offered hereby:	6,700,000

Option to purchase additional shares:	1,005,000

Class A common stock outstanding immediately after this offering(1):	35,741,793 (or 36,554,122 shares if the underwriters exercise their option to purchase additional shares in full)

Public Offering Price:	$40.50

Joint lead book-running managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Joint book-running managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC

Co-managers:	Robert W. Baird & Co. Incorporated BMO Capital Markets Corp. KeyBanc Capital Markets Inc. Stephens Inc. Wells Fargo Securities, LLC

(1) Based on the number of shares of Class A common stock outstanding as of October 18, 2017.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Preliminary Prospectus.

We have been advised by the underwriters that on October 25, 2017, one of the underwriters purchased, on behalf of the syndicate, 41,201 shares of the Company’s Class A common stock at an average price of $40.50 per share in stabilizing transactions in accordance with Regulation M.

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request them from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectusgroup-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204. A copy of Amendment No. 1 to the Registration Statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1669779/000104746917006542/a2233616zs-1a.htm.